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[WEINBERG & COMPANY, P.A. LETTERHEAD]

                                  July 14, 1998



Board of Directors
International Mercantile Corporation

This is to confirm that the client-auditor relationship between International Mercantile Corporation (Commission File No.:0-7693) and Weinberg & Company, P.A. has ceased.

                                        Very truly yours,

                                        [SIG]
                                        WEINBERG & COMPANY, P.A.
                                        Certified Public Accountants


cc:  Office of the Chief Accountant
      SECPS Letter File
     Mail Stop 9-5
     Securities and Exchange Commission
     450 5th State, N.W.
     Washington, D.C.  20549
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[WEINBERG & COMPANY, P.A. LETTERHEAD]

                                  July 14, 1998



Board of Directors
International Mercantile Corporation

Gentlemen:

By virtue of our receiving 20,000 shares of stock in your Company as compensation for balances due to firm, we are no longer independent with regard to International Mercantile Corporation. The loss of our independence has absolutely no effect on the previously completed and released financial statements for your Company as of December 31, 1996.

Because of the above, we can no longer continue as the independent auditors for the Company. There are appropriate filings that must be made with the Securities and Exchange Commission to documents our withdrawal. We will be happy to work with your office in developing such submissions, and please feel free to call me directly.

I would like to take this opportunity to thank you for allowing us to represent you in your audit functions, and wish you much success in the future.


                                             Very truly yours,
                                             WEINBERG & COMPANY, P.A.

                                             /s/ ELLIOTT A. WEINBERG, CPA
                                             Elliott A. Weinberg, CPA
EAW:ihr